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Exhibit 21.1

SUBSIDIARIES OF MERISANT WORLDWIDE, INC.

Subsidiary	Jurisdiction of Incorporation or Organization
Merisant Company	Delaware
Merisant US, Inc.	Delaware
Merisant Foreign Holdings I, Inc.	Delaware
Merisant Argentina S.R.L.	Argentina
Merisant Australia Pty. Ltd.	Australia
Merisant Belgium B.V.B.A.	Belgium
Merisant do Brasil Ltda.	Brazil
Merisant Chile Limitada	Chile
Merisant Colombia Ltda.	Colombia
Merisant De Costa Rica Ltd.	Costa Rica
Merisant France SAS	France
Merisant Germany GMBH	Germany
Merisant Hungaria Trading Limited Liability Company (abbreviated as Merisant Hungary Ltd.)	Hungary
Merisant India Private Limited	India
Merisant Italy S.R.L.	Italy
Merisant Mexico, S. de R.L. de C.V.	Mexico
Merisant Servicios Mexico, S. de R.L. de C.V.	Mexico
Merisant Netherlands BV	Netherlands
Merisant Nigeria Limited	Nigeria
Merisant Sweetener (Philippines), Inc.	Philippines
Merisant Polska Sp. Z.o.o.	Poland
Merisant Comercializacao de Adocantes, Lda. (abbreviated as Merisant Portugal)	Portugal
Merisant Puerto Rico, Inc.	Puerto Rico
Merisant Singapore Pte. Ltd.	Singapore
Merisant South Africa (Pty) Limited	South Africa
Merisant Spain, S.L.	Spain
Merisant Sweden AB	Sweden
Merisant Company 1 Sàrl	Switzerland
Merisant Company 2 Sàrl	Switzerland
Merisant Taiwan Co. Ltd.	Taiwan
Merisant (Thailand) Ltd.	Thailand
Merisant UK Limited	U.K.
Merisant Venezuela, S.R.L.	Venezuela

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  Exhibit 21.1